EXECUTION VERSION
Exhibit 10.74

UNIT PURCHASE AGREEMENT
(Class A Preferred Units and Class A Units)
THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 22nd day of February, 2016, by and among Laramie Energy, LLC, a Delaware limited liability company (f/k/a Piceance Energy, LLC,) (the “Company”), and the parties listed in Schedule I attached hereto (each, an “Investor”).
RECITALS:

A.
The Company was formed on May 10, 2012, with Laramie Energy II, LLC, a Delaware limited liability company (“Laramie II”), as the sole member, and effective December 23, 2015, the Company's name was changed from Piceance Energy, LLC to Laramie Energy, LLC.

B.
The Limited Liability Company Agreement of the Company has been amended by that certain (i) Amended and Restated Limited Liability Company Agreement for the Company dated as of August 31, 2012, (ii) Amendment No 1 to the First Amended and Restated Company Agreement, dated March 9, 2015, (iii) Second Amended and Restated Limited Liability Company Agreement of the Company dated July 27, 2015, (iv) Amendment No. 1 to the Second Amended and Restated Company Agreement dated July 31, 2015, and (v) Amendment No. 2 to the Second Amended and Restated Company Agreement dated August 28, 2015.

C.
Contemporaneously herewith, Laramie II, Par Piceance Energy Equity LLC, a Delaware limited liability company (“Par”), Wells Fargo Central Pacific Holdings, Inc., a California corporation (“Well Fargo”), Robert S. Boswell, an individual (“Boswell”), ACP LE, L.P., a Delaware limited partnership (“ACP”), ACP LE (Offshore), L.P., a Delaware limited partnership (“ACP Offshore” and together with ACP, the “Avista Parties”), Laram Holdings II, LLC, a Delaware limited liability company (“Laram”), DLJ Merchant Banking Partners IV, L.P., a Delaware limited partnership (“DLJ IV” and together with Laram, the “DLJ IV Parties”), Mesa Piceance LLC, a Delaware limited liability company ("Mesa"), Laramie Energy Employee Holdings, LLC, a Delaware limited liability company (f/k/a Piceance Energy Employee Holdings, LLC) (the "Incentive Member") and Steven A. Webster, an individual (“Webster"), are executing and delivering that certain Third Amended and Restated Limited Liability Company Agreement of the Company (the "Third Amended and Restated Company Agreement").

D.
Under the Third Amended and Restated Company Agreement, (i) Webster will be admitted to the Company as an additional member, (ii) Wells Fargo will make a cash capital contribution to the Company in the amount of $30,000,000 (the "Capital Contribution - Class A Preferred"), in exchange for Class A Units (the "Wells Fargo Class A Units") and Class A Preferred Units (the "Wells Fargo Class A Preferred Units"), pursuant to this Agreement, and as specified in the Third Amended and Restated Company Agreement, and (iii) Par, the DLJ IV Parties and Webster shall make cash capital contributions to the Company aggregating $70,000,000 (the "Capital Contribution - Class A"), in exchange for Class A Units (the "Par / DLJ IV / Webster Class A Units", and together with the Wells Fargo Class A Units and the Wells Fargo Class A Preferred Units, the "Subject Units"), pursuant to this Agreement, and as specified in the Third Amended and Restated Company Agreement

E.
In order to induce (i) Laramie II, Par, Wells Fargo, Boswell, the Avista Parties, the DLJ IV Parties and Webster to execute and deliver the Third Amended and Restated Company Agreement, (ii) Wells Fargo to make the Capital Contribution - Class A Preferred, and (iii) Par, the DLJ IV Parties and Webster to make the Capital Contribution - Class A, the Company deems it in its best interests to enter into this Agreement with Wells Fargo, Par, the DLJ IV Parties and Webster to make the covenants, representations and warranties set forth herein.

F.
Laramie II, Par, Wells Fargo, Boswell, the Avista Parties, the DLJ IV Parties and Webster would not be willing to execute and deliver the Third Amended and Restated Company Agreement, Wells Fargo would not be willing to make the Capital Contribution - Class A Preferred, and Par, the DLJ IV Parties and Webster would not be willing to make the Capital Contribution - Class A in the absence of this Agreement and the Company’s covenants, representations and warranties set forth herein.

AGREEMENT:
1.Defined Terms. Except as otherwise provided below, terms used herein and not otherwise defined shall have the meanings ascribed to such term in the Third Amended and Restated Company Agreement. In the event of any inconsistency between defined terms in this Agreement and the Third Amended and Restated Company Agreement, this Agreement shall control. When used in this Agreement, the following terms shall have the meanings assigned to them below:
"ACP" has the meaning assigned to such term in Recital C.
"ACP Offshore" has the meaning assigned to such term in Recital C.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Avista Parties” has the meaning assigned to it in Recital B.
“Boswell” has the meaning assigned to in Recital C.
"Capital Contribution - Class A" has the meaning assigned to in Recital D.
"Capital Contribution - Class A Preferred" has the meaning assigned to in Recital D.
“Class A Units” has the meaning set forth in the Third Amended and Restated Company Agreement.

“Class A Preferred Units” has the meaning set forth in the Third Amended and Restated Company Agreement.
“Closing Date” means the date specified Section 3.1(b) of the Third Amended and Restated Company Agreement in connection with the purchase and sale of Subject Units.
“Commission” means the United States Securities and Exchange Commission. “Company” has the meaning assigned to it in the preamble.
“Contractual Obligation” means, as to the Company, any agreement, instrument or other undertaking to which the Company is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Facility” means that certain $400,000,000 secured revolving credit facility, as amended, with J.P. Morgan Securities and Wells Fargo Securities LLC, each as an arranger, JP Morgan Chase Bank, N.A., as the administrative agent, and the lenders that are parties thereto.
"DLJ IV" has the meaning assigned to such term in Recital C.
“DLJ IV Parties” has the meaning assigned to it in Recital B.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Financial Statements” means (i) the audited consolidated balance sheet of the Company as of December 31, 2014, and (ii) the unaudited consolidated balance sheet of the Company as prepared by the Company as of December 31, 2015, and the related consolidated statements of income or operations, and cash flows for such fiscal year of the Company, including the notes thereto.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank.

"Incentive Member" has the meaning assigned to it in Recital C.
“Investment Company” has the meaning set forth in the Investment Company Act.
“Investment Company Act” means the Investment Company Act of 1940, as the same may be amended from time to time.
“Investor” has the meaning assigned to it in the preamble.
"Laram" has the meaning assigned to such term in Recital C.
“Laramie II” has the meaning assigned to it in Recital A.
“Latest Reserve Report” means the most recent engineering report the Company has previously furnished to Wells Fargo.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Material Adverse Effect” means, with respect to the Company, a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company; provided, however, that with respect to matters relating to (i) changes in the oil and gas exploration and production industry in general, including oil and gas prices, (ii) changes in economic or political conditions or the financing, banking, currency or capital markets in general and (iii) any natural disaster or any act of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement, each such matter described in the foregoing clauses (i), (ii) and (iii) shall not be deemed to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred.
"Mesa" has the meaning assigned to it in Recital C.
“Mineral Interests” means (i) all present and future interests and estates existing under any oil and gas leases including working interests, royalties, overriding royalties, production payments and net profits interests, (ii) all present and future rights in mineral fee interests and rights therein, including any reversionary or carried interests relating thereto, (iii) all rights, titles and interests created by or arising under the terms of all present and future unitization, communitization, and pooling arrangements (and all properties covered and units created thereby) whether arising by contract or operation of Law which now or hereafter include all or any part of the foregoing, and (iv) all rights, remedies, powers and privileges with respect to all of the foregoing.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Organizational Documents” means, (i) the Company’s certificate formation or organization and operating agreement; and (ii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Par” has the meaning assigned to in Recital C.
"Par / DLJ IV / Webster Class A Units" has the meaning assigned to in Recital D.
“Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof
“Plan” means an employee benefit plan, as defined in Section 3(2) of ERISA, which (i) is maintained, administered, or contributed to by the Company and (ii) covers any employee or former employee of the Company or under which the Company has or could have any liability.
“Sanctioned Entity” means (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a Person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/ sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or Person.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals Or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time.
“Securities Act” means the Securities Act of 1933, as amended.
“Solvent” means, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the total amount of such Person’s liabilities (including contingent liabilities), (ii) the present fair saleable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (iv) such

Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subject Units” has the meaning assigned to such term in Recital D.
“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
"Third Amended and Restated Company Agreement" has the meaning assigned to such term in Recital C.
“Units” has the meaning set forth in the Third Amended and Restated Company Agreement.
"Webster" has the meaning assigned to such term in Recital C.
"Wells Fargo" has the meaning assigned to such term in Recital C.
"Wells Fargo Class A Preferred Units" has the meaning assigned to such term in Recital D.
"Wells Fargo Class A Units" has the meaning assigned to such term in Recital D.
2.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors that:
(a)    Existence, Qualification and Power; Compliance with Laws. The Company (i) is duly organized, validly existing and in good standing under the Laws of the state of Delaware; (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under this Agreement: and (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (ii)(A) or clause (iii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)    Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary limited liability company action, and do not and will not (i) contravene the terms of any of the Company’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual

Obligation or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Company or its property is subject; or (iii) violate any Law binding upon the Company.
(c)    Binding Effect. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights general; and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
(d)    Financial Statements. The Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Company as of the date thereof and their results of operations for the period covered thereby, except as otherwise expressly noted therein.
(e)    Absence of Undisclosed Liabilities; Absence of Certain Changes. The Company has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to the Company, and whether due or to become due), except (i) liabilities reflected on the Financial Statements (including the notes thereof), (ii) liabilities which have arisen since the date of the Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, breach of warranty, tort, or infringement), (iii) liabilities arising under executory contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract), and (iv) other liabilities which, in the aggregate, are not material to the Company. Since the date of the Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(f)    No Default. The Company is not in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No default under the Credit Facility has occurred and is continuing that has not been waived and no default would result from the consummation of the transactions contemplated by this Agreement.
(g)    Ownership of Property; Liens. The Company has good record and defensible title to the Mineral Interests evaluated in the Latest Reserve Report, except for (i) Liens created or permitted under the Credit Facility and (ii) except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has good title to the personal property used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company is subject to no Liens, other than the Liens created or permitted under the Credit Facility.

(h)    Compliance With Laws. The Company is in compliance with all applicable Laws, including applicable Environmental Laws, except for such non-compliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(i)    Taxes. All material federal, state and other tax returns and reports required to be filed by or with respect to the Company have been duly and timely filed, and all material federal, state and other taxes, assessments, fees and other governmental charges owed by the Company or for which the Company may be liable that have become due and payable have been paid in full, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company that would, if made, have a Material Adverse Effect. There are no Liens (other than Liens for current period taxes that are not yet due and payable) on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any tax, assessment, fee and other governmental charge in the nature of a tax.
(j)    Subsidiaries. As of date hereof, the Company has no Subsidiaries. The Company has no equity investments in any other corporation or entity.
(k)    Margin Regulations; Investment Company Act. The Company is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the Company or any Person Controlling the Company is or is required to be registered as an Investment Company. The Company is not an entity that would be an Investment Company but for the exclusions in Section 3(c)(1) and/or Section 3(c)(7) of the Investment Company Act.
(l)    Compliance with Securities Laws. Subject to the representations of the Investors set forth in Section 4 being true and accurate, the issuance of the Subject Units contemplated by this Agreement and the Third Amended and Restated Company Agreement is in compliance with all state and federal securities Laws.
(m)    Capitalization. As of the date of this Agreement and prior to the issuance and sale of the Subject Units pursuant to this Agreement, the ownership of the Company’s Units is set forth on Schedule 2(m). All of the issued and outstanding Units have been duly authorized and validly issued in accordance with the Organizational Documents of the Company and are fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All rights and obligations of and terms and conditions governing the Units and any rights to acquire Units are set forth in the Third Amended and Restated Company Agreement, and there are no other agreements or instruments relating thereto. The issuance and sale of the Subject Units will not be issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person, and will be free of any and all Liens and restrictions on transfer, except for any Liens or restrictions on transfer that may be imposed by reason of the Delaware General Corporation Law or any state or federal securities Law.

(n)    Transactions with Affiliates. Other than the purchase of Subject Units contemplated hereby and the Third Amended and Restated Company Agreement, there are no transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or Covered Person, nor are there any arrangements or understandings, regardless of whether such arrangement has been formalized, whereby services or the sale of any property are provided to an Affiliate or Covered Person on terms more favorable than that provided to the Company for similar services nor does any Affiliate or Covered Person provide the Company or any subsidiary of the Company with services related to the gathering and processing of hydrocarbons.
(o)    Broker’s Fee. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
(p)    OFAC. Neither the Company nor, to the Company’s knowledge, any Affiliate of the Company: (a) is a Sanctioned Person, (b) owns assets in Sanctioned Entities, or (c) derives its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. None of the proceeds from the issuance of Units by the Company will be used or have been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
(q)    Solvency. Both before and after giving effect to the transactions contemplated hereby, the Company is Solvent.
(r)    ERISA. All Plans are and have been administered in compliance with their terms and applicable Laws, including ERISA, except for such non-compliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Plan is a “multi-employer” plan as defined in Section 3(37) of ERISA.
3.    Covenants of the Company. The Company hereby covenants and agrees: (a) (i) to use commercially reasonable efforts to maintain its status as not being an entity that would be an Investment Company but for the exclusions in section 3(c)(1) and/or section 3(c)(7) of the Investment Company Act, (ii) upon written request by Wells Fargo at any time, promptly (but in any event within ten (10) business days) provide Wells Fargo with written certification of such status (or if such certification cannot be delivered, a written explanation of the reasons why), and (iii) if at any time the Company becomes aware that this status has not been maintained, promptly (but in any event within three (3) business days) deliver written notice to Wells Fargo of that fact together with an explanation of the reasons why the status has not been maintained; and (b) upon written request by Wells Fargo at any time, promptly (but in any event within ten (10) business days), provide Wells Fargo with sufficient information regarding the nature of the Company’s assets to allow Wells Fargo to assess the Company’s status under the Investment Company Act.
4.    Representations and Warranties of the Investors. Each Investor severally but not jointly or jointly and severally, represents and warrants solely with respect to itself to the Company and to the other Investors that:

(a)    Investment Matters.
(i)    Such Investor is acquiring the Subject Units solely for its beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of Subject Units in violation of applicable securities Laws;
(ii)    Such Investor understands that the Subject Units have not been registered under the Securities Act or any state securities Laws by reason of specific exemptions under the provisions thereof, the availability of which depend in part upon the bona fide nature of its investment intent and upon the accuracy of its representations made in this Section 4;
(iii)    Such Investor understands that the Company is relying in part upon the representations and agreements contained in this Section 4 for the purpose of determining whether the offer, sale and issuance of the Subject Units meets the requirements for such exemptions;
(iv)    Such Investor is an “accredited investor” as defined in Rule 501(a) under the Securities Act;
(v)    Such Investor has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Subject Units to which it is subscribing;
(vi)    Such Investor understands that the Subject Units will be “restricted securities” under applicable federal securities Laws and that the Securities Act and the rules of the Commission provide in substance that it may dispose of the Securities only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and it understands that the Company has no obligation or intention to register any of the Subject Units thereunder; and
(vii)    Such Investor has been furnished by the Company all information (or provided access to all information) regarding the business and financial condition of the Company, its expected plans for future business activities, the attributes of the Subject Units for which such Investor is subscribing and the merits and risks of an investment in such Subject Units which it has requested or otherwise needs to evaluate the investment in such Subject Units; that in making the proposed investment decision, such Investor is relying solely on such information, the representations, warranties and agreements of each other Investor and the Company and on investigations made by it and its representatives; and that the offer to sell the Subject Units hereunder was communicated to such Investor in such a manner that it was able to ask questions of and receive answers from the management of the Company concerning the terms and conditions of the proposed transaction and that at no time was it presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general or public advertising or solicitation.

(b)    Authority.
(i)    Such Investor has full power and authority to enter into and perform its obligations under this Agreement and the Third Amended and Restated Company Agreement; and
(ii)    This Agreement and the Third Amended and Restated Company Agreement have been duly authorized, executed and delivered by a Person authorized to do so, constitute the legal, valid and binding obligations of such Investor, except as may be affected (i) by bankruptcy, insolvency, moratorium, reorganization and other similar Laws and judicial decisions affecting the rights of creditors generally and (ii) by general principles of equity and public policy (regardless of whether considered at Law or in equity), is enforceable against such Investor in accordance with its terms.
(c)    No Conflicts. The execution, delivery and performance by such Investor of this Agreement and the Third Amended and Restated Company Agreement hereby and thereby will not, without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Investor is subject, or (ii) with respect to any Investor which is not a natural person, conflict with, or result in a breach or default under, any term or condition of its Organizational Documents or any agreement or other instrument to which such Investor is a party or by which such Investor is bound.
(d)    Brokers Fee. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Investor.
5.    Closing Conditions to Issuance and Purchase of Subject Units.
(a)    The Company’s obligation to issue and sell the Subject Units to be issued and sold and by it hereunder on a given Closing Date is subject to the satisfaction or waiver, on or before such Closing Date, of the conditions contained in this Section 5(a):
(iii)    No later than four (4) business days prior to the Closing of the transactions contemplated under the OXY Purchase and Sale Agreement, each Investor shall have tendered to the Company the cash purchase price for the Subject Units to be issued to such Investor pursuant to and in accordance with Section 3.1(b) of the Third Amended and Restated Company Agreement; provided, that, such cash purchase price shall be used by the Company solely for the transactions contemplated by the OXY Purchase and Sale Agreement, and to the extent that the Closing (as defined in the OXY Purchase and Sale Agreement) does not occur within ten (10) days following the date that such cash purchase price is tendered to the Company, then the Company shall reimburse such cash purchase price to each Investor, as applicable, and the Subject Units shall not be issued and sold.

(iv)    The representations and warranties of the Investors contained in this Agreement shall be true and correct in all respects at and as of the subject Closing Date, as if made at and as of such date (except that representations and warranties made as of a specific date need be true only as of that date).
(v)    The Investors shall have performed in all material respects all of their respective obligations under this Agreement required to be performed by them on or prior to the subject Closing Date.
(b)    Each Investor’s obligation to purchase the Subject Units to be issued and sold to them hereunder on a given Closing Date is subject to the satisfaction or waiver, on or before such Closing Date, of the conditions contained in this Section 5(b):
(i)    The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects at and as of the subject Closing Date, as if made at and as of such date (except that representations and warranties made as of a specific date need be true only as of that date); provided, however, that this condition shall be satisfied with respect to any representation or warranty that does not contain qualifications or limitations relating to materiality or Material Adverse Effect so long as such representation or warranty is true and correct in all material respects at and as of such date (or as of such specified date), as if made at and as of such date (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date).
(ii)    The Company shall have performed in all material respects all of its obligations under this Agreement and all material obligations under the Third Amended and Restated Company Agreement required to be performed by it on or prior to such Closing Date.
(iii)    The Investors shall have received a Certificate of the Board of Managers dated as of the given Closing Date certifying that each of the conditions set forth in paragraphs (i) and (ii) above have been satisfied.
(iv)    The acquisition and other transactions contemplated by the OXY Purchase and Sale Agreement (as in effect on the date hereof) shall have been consummated or will be consummated substantially concurrently with, but not later than ten (10) days after the date that the Investors have tendered to the Company the cash purchase price for the Subject Units pursuant to Section 5 (a)(i) above.
(v)    Subject to the satisfaction of the conditions specified in paragraphs (i), (ii), (iii) and (iii) above, each Investor shall have tendered to the Company the cash purchase price for the Subject Units to be issued to such Investor pursuant to and in accordance with Section 3.1(b) of the Third Amended and Restated Company Agreement.

6.    Public Disclosure. Any public announcements regarding the terms of this Agreement or the Third Amended and Restated Company Agreement or the transactions contemplated hereby and thereby, or the financial performance of the Company shall be made only with the mutual consent of all Investors, which consent shall not be unreasonably withheld or delayed, except as may be required, and to the extent required, by applicable Law or stock exchange regulations, in which case the Investor required to issue the public announcement shall allow the other Investors reasonable time to comment on such release or statement in advance of its issuance.
7.    Survival of Agreements. All covenants, agreements, representations and warranties made in this Agreement or in the Third Amended and Restated Company Agreement or any certificate or instrument delivered to the Investors pursuant to or in connection with this Agreement or the Third Amended and Restated Company Agreement shall survive indefinitely the execution and delivery of this Agreement and the Third Amended and Restated Company Agreement, the issuance, sale and delivery of the Subject Units, and all statements contained in any certificate or other instrument delivered by the Company hereunder or thereunder or in connection herewith or therewith shall be deemed to constitute representations and warranties made by the Company.
8.    Parties In Interest. All representations, warranties, covenants and agreements contained in this Agreement or in the Third Amended and Restated Company Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of such parties whether so expressed or not. Without limiting the generality of the foregoing, all representations, covenants and agreements benefiting the Investors shall inure to the benefit of any and all subsequent holders from time to time of Subject Units. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement except as provided below.
9.    No Assignments. No Investor may assign its rights and obligations hereunder to purchase Subject Units without the express written consent of all Investors.
10.    Further Assurances. The parties agree to take such actions and execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the Third Amended and Restated Company Agreement and the consummation of the transactions contemplated hereby and thereby.
11.    Governing Law. This Agreement and the performance of the transactions and the obligations of the parties hereunder will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law principles.
12.Entire Agreement.     This Agreement and the Third Amended and Restated Company Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant thereto, constitute the entire agreement and understanding of the parties hereto in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among such parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

13.    Amendments and Waivers. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
14.    Titles and Subtitles. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
15.    Construction. The parties hereto have jointly participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign Law will also be deemed to refer to such Law as amended and all rules and regulations promulgated thereunder, unless the context otherwise requires. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. The word “or is not exclusive and the words “including,” “includes” and “include” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” herein, “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
16.    Incorporation of Attachments. The exhibits, annexes and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
17.    Expenses. Each party shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal and accounting fees; provided that the Company shall pay any such fees, costs and expenses reasonably incurred by the Investors along with any other fees and expenses required to be reimbursed by that certain Commitment Letter dated as of December 16, 2015, among the Company and the Investors.
18.    Remedies. The parties hereto shall have all remedies for breach of this Agreement available to them as provided by Law or equity. Notwithstanding the foregoing, in no event shall the parties hereto have a right to consequential, indirect, special, incidental, exemplary or punitive damages.
19.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. A telecopied facsimile or electronically scanned copy of an executed counterpart of this Agreement shall be sufficient to evidence the binding agreement of each party to the terms hereof
*Remainder of Page Intentionally Left Blank—Signature Pages Follow*

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in counterparts effective as of the Effective Date:

LARAMIE ENERGY, LLC

By:	/s/ Robert S. Boswell
Name: Robert S. Boswell
Title: Chairman and Chief Executive Officer

SIGNATURE PAGE TO
UNIT PURCHASE AGREEMENT — LARAMIE ENERGY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in counterparts effective as of the Effective Date:

PAR PICEANCE ENERGY EQUITY LLC
By:	Par Pacific Holdings, Inc., its sole member

By:	/s/ William Monteleone
Name:	William Monteleone
Title:	SVP Mergers & Acquisitions

SIGNATURE PAGE TO
UNIT PURCHASE AGREEMENT — LARAMIE ENERGY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in counterparts effective as of the Effective Date:

/s/ Steven A. Webster
STEVEN A. WEBSTER

SIGNATURE PAGE TO
UNIT PURCHASE AGREEMENT — LARAMIE ENERGY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in counterparts effective as of the Effective Date:

DLJ MERCHANT BANKING PARTNERS IV, L.P.

By: aPriori Capital Partners IV, L.P.,
its general partner

By: aPriori Capital Partners IV GP LLC, its general partner

By:	/s/ Susan C. Schnabel
Name: Susan C. Schnabel
Title: Authorized Person

LARAM HOLDINGS II, LLC

By: aPriori Capital Partners IV LLC, its managing member

By:	/s/ Susan C. Schnabel
Name: Susan C. Schnabel
Title: Authorized Person

SIGNATURE PAGE TO
UNIT PURCHASE AGREEMENT — LARAMIE ENERGY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in counterparts effective as of the Effective Date:

WELLS FARGO CENTRAL PACIFIC HOLDINGS, INC.

By:	/s/ Gilbert Shen
Name:	Gilbert Shen
Title:	Vice President

SIGNATURE PAGE TO
UNIT PURCHASE AGREEMENT — LARAMIE ENERGY